DOCUMENT-COUNT>              1
SROS>                        none
FILER>
     CIK>                    0001209709
     CCC>                    yesroi#7
     FILE-NUMBER>            333-110076
/FILER>
DOCUMENT>
     TYPE>                   424B3
     DESCRIPTION>            Citigroup Diversified Futures Fund L.P.
TEXT>

                          Citigroup Managed Futures LLC
                            399 Park Avenue 7th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Citigroup Diversified Futures Fund L.P.
         Supplement to Registration Statement on Form S-1
         File No. 333-102038
Ladies and Gentlemen:

     On Behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act 0f 1933, as amended, a Supplement dated December 31, 2003 to the Partnership's prospectus dated December 4, 2003.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/  Daniel R. McAuliffe, Jr.
     Daniel R. McAuliffe, Jr.
     Chief Financial Officer and
     Director

Enclosures

                                    Citigroup
                          Diversified Futures Fund L.P.
                                  December 2003


The redemption value per unit for Citigroup Diversified Futures Fund L.P. was $969.28 per unit at the end of December, up 6.2% for the month.

The year ended strongly as December markets provided another opportunity for the Fund's advisors to capitalize on strong trends across several market sectors. The primary contributors to December performance were currencies, equity indices and industrial commodities.

The combination of trade and fiscal deficits and rhetoric has reinforced the view that U.S. policy is willing to accommodate a weaker dollar, thereby fueling the technical momentum of G7 currency prices. Substantial gains were made in the euro, yen and British pound as the US dollar descended to new lows against many of these currencies.

Lower interest rates and global economic recovery added to the strength of equity market indices and provided profitable trading opportunities for the Fund's advisors. Gains were made in U.S., European and Japanese equity market indices. Offsetting these gains was mixed trading results in U.S. and international interest rate instruments as short term swings upset long-term positions in several markets.

Profitable trading also was seen in base metals, notably aluminum, copper and nickel as Asian economies, particularly China continued robust economic growth. Precious metals have also trended well as gold prices rose and rallies in silver continued. Crude oil and related products all contributed in a positive manner this month, but were not enough to overcome the losses in natural gas.

Citigroup Managed Futures appreciates your continued investment and confidence in this investment and Smith Barney.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Consultant.

Citigroup Managed Futures LLC

                                    Citigroup
                          Diversified Futures Fund L.P.
                                Account Statement
                           For the Period December 1,
                            Through December 31, 2003

                                                       Percent
                                                     of Average
                                                     Net Assets

Realized gains from trading            $11,267,917       4.08%
Change in unrealized gains/losses
     from trading                        9,883,589       3.58
                                       -----------      -----
                                        21,151,506       7.66
Less, Brokerage commissions
     and clearing fees ($61,537)         1,508,960       0.55
                                       -----------      -----
Net realized and unrealized gains       19,642,546       7.11
Interest Income                            156,623       0.06
                                       -----------      -----
                                        19,799,169       7.17
Less, Expenses:
     Management fees                       492,603       0.18
     Incentive fees                      2,387,724       0.87
     Other expenses                        115,150       0.04
                                       -----------      -----
                                         2,995,477       1.09
                                       -----------      ------
Net Income                              16,803,692       6.08%
                                                        ======

Additions ( 295.9520 G.P. units
at November 30, 2003 net asset
value per unit of $912.31)                 270,000
Additions ( 33,649.7463 L.P. units
at November 30, 2003 net asset
value per unit of $912.31)              30,699,000
Redemptions ( 615.2763 L.P. units
at December 31, 2003 net asset
value per unit of $969.28)                (596,375)
                                       -----------
Increase in net assets                  47,176,317
Net assets November 30, 2003           237,362,941
                                       -----------
Net assets December 31, 2003          $284,539,258
                                       ------------
Net Asset Value per unit
  ($284,539,258 / 294,062.7248 Units)      $967.61
                                       ------------
Redemption value per unit (Note 1)         $969.28
                                       ------------

Note 1: For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses will not reduce Net Asset Value per Unit. As a result, the reported redemption value per unit is $969.28.

The net asset value per unit of $967.61 is reflective of charging offering and organizational expenses against the initial capital of the fund and is reported for financial reporting purposes only.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By:/s/ Daniel R. McAuliffe, Jr.
        ---------------------------------
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director

   Citigroup Managed Futures LLC
   General Partner, Citigroup
   Diversified Futures Fund L.P.